                   [BERKSHIRE HILLS BANCORP, INC. LETTERHEAD]

                BERKSHIRE HILLS REPORTS RECORD EARNINGS FOR 2007
                      NET INCOME INCREASES 20% FOR THE YEAR
                                DIVIDEND DECLARED


PITTSFIELD, MA - January 24, 2008 - Berkshire Hills Bancorp (BHLB), parent of Berkshire Bank, reported record net income of $13.5 million ($1.44 per share) for the year 2007, an increase of 20% over $11.3 million ($1.29 per share) for the prior year, and an increase of 12% on a per share basis. Results for 2007 included a $2.5 million fourth quarter loan loss provision ($0.16 per share after tax) related to one commercial loan involving borrower fraud. Core earnings per share in 2007 before that charge were $2.06, which was 3% higher than the 2006 core earnings of $2.00. Including that loan charge, 2007 core earnings per share were $1.90. Berkshire produced these results while also absorbing higher expenses related to its strategic initiatives for de novo branch growth and for rebranding as AMERICA'S MOST EXCITING BANK(SM). Earnings results in both years also included non-core charges related primarily to restructurings and acquisitions.

Berkshire's fourth quarter core earnings per share before the above loan charge were $0.50 in 2007, compared to $0.48 in 2006. 2007 results benefited from organic growth, expense control, and the contribution of the new Southern Vermont region. Fourth quarter 2007 core earnings per share were $0.36 including the loan charge ($0.14 per share after tax in the quarter). Fourth quarter results included net non-core charges of $0.07 per share in 2007 and $0.01 per share in 2006. Non-core charges in 2007 included merger integration charges following the acquisition of Factory Point Bancorp in September 2007, and other restructuring charges. After these charges, Berkshire's fourth quarter GAAP net income was $3.1 million ($0.29 per share) in 2007 compared to $4.1 million ($0.47 per share) in 2006.

FOURTH QUARTER HIGHLIGHTS

        o 18% increase in total net revenue, including the benefit of the Factory Point acquisition
        o Net interest margin increased to 3.38% from 3.20% for the linked quarter
        o Accruing delinquent loans decreased to 0.43% of total loans from 0.71% due to payoffs
        o  Nonperforming assets were 0.45% of total assets at year-end
        o  5% annualized organic increase in commercial mortgage loans
        o  14% annualized organic increase in core non-maturity deposit balances
        o  8% annualized organic increase in transaction deposit accounts

ANNUAL FINANCIAL HIGHLIGHTS

        o Acquisition of Factory Point Bancorp, contributing to a 17% increase in total assets
        o Four new branches were opened, increasing the New York Capital Region to ten branches
        o First full year of operations for the expanded Berkshire Insurance Group - with an increase of $10 million in revenues in 2007
        o  7% organic growth in commercial mortgages
        o  6% organic growth in core non-maturity deposits
        o  32% growth in bank fee income
        o  12% organic growth in wealth management assets to $781 million.

Michael P. Daly, President and Chief Executive Officer, stated, "We took major steps to improve Berkshire's fundamental position in 2007. Our merger with Factory Point Bancorp gave us a solid entry into the attractive Southern Vermont market, and helped boost our total year-end assets by 17%. Including the seven new Vermont branches and the four new branches we added in the Albany area, we now have 38 banking offices, which is a 41% increase over the prior year-end. We also introduced our branding as AMERICA'S MOST EXCITING BANK(SM), achieving higher recognition as we build a better banking experience for our customers."

Mr. Daly continued, "Our earnings included a previously disclosed $2.5 million charge that we recorded for the fourth quarter writedown of one commercial loan. In addition to the 20% increase in GAAP earnings, we produced a 3% increase in core earnings before this loan writedown. This reflects the forward progress we made as a result of our organic growth and acquisitions, and this is net of the $0.16 per share strategic investment we made in additional de novo branch and branding expenses. Our fourth quarter net interest margin increased to 3.38%, the highest quarterly level in fourteen quarters and our annual net revenue increased by 23% to $89 million. We ended the year with strong fundamentals, and we are optimistic that the momentum for higher earnings will carry forward into 2008."

Mr. Daly concluded, "We have long maintained that our markets are geographically conservative, and this has been demonstrated in the current economic situation. While there has naturally been some increase in delinquencies and nonperforming loans during the year, our loan portfolio is in solid shape and many of our performance metrics improved in the most recent quarter. Our annual loan charge-offs were 0.34% of average loans, but this metric was only 0.11% before the above noted fraud related situation, which compares favorably to the 0.16% average for the prior four years. I am pleased to report that we promoted our Risk Officer, Shepard D. Rainie, to Executive Vice President this month. Mr. Rainie joined us in August, 2006 and has guided the expansion of this critical function. We are committed to maintaining strong asset quality and proactively managing credit risk in what is expect to be a softer 2008 economic environment. We have not operated subprime lending programs and we have not purchased subprime investments. Our decision to adjust our underwriting and pricing criteria in 2007 resulted in lower volume and earnings growth than we had planned, and we will continue

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to emphasize strong asset quality while we also take advantage of current opportunities to gain market share in our multi-state franchise."

DIVIDEND DECLARATION
--------------------

The Board of Directors declared a quarterly cash dividend of $0.15 per share to stockholders of record on February 7, 2008 and payable on February 21, 2008. Due to the third quarter dividend increase of $0.01 per share, Berkshire's total dividends paid per share increased by 4% to $0.58 in 2007 compared to $0.56 in 2006.

FINANCIAL CONDITION
-------------------

Total assets were $2.51 billion at year-end 2007, increasing by $364 million (17%). Most categories of assets and liabilities increased due to the impact of the acquisition and organic growth. In conjunction with the acquisition, Berkshire restructured its balance sheet in the third quarter and sold $82 million in assets, including $32 million in securities and $50 million in residential mortgage loans.

Total loans increased by $245 million, including acquired Factory Point loans. Organic loan growth in 2007 totaled $58 million (3%) primarily due to growth of $40 million (7%) in commercial mortgages. Commercial mortgages continued to be the primary loan growth component in the fourth quarter, increasing at a 5% annualized rate. Fourth quarter home equity loan balances grew by 5% primarily due to pricing promotions, with no change in underwriting requirements. This growth offset a decrease in automobile loans due to a change in the pricing approach for these loans.

Net loan charge-offs measured 0.34% of average loans in 2007, and they measured 0.11% of average loans before $4.0 million recorded in the second half of the year related to the previously mentioned commercial loan. Accruing delinquent loans decreased in the fourth quarter to approximately $8.4 million (0.43% of total loans) from $13.8 million (0.71% of total loans) at the end of the third quarter. This decrease resulted primarily from payoffs in the commercial mortgage portfolio. Total nonperforming assets also decreased in the fourth quarter to $11.4 million (0.45% of total assets) from $11.8 million (0.48% of total assets) at the end of the third quarter. Net loan charge-offs of $3.1 million were mostly offset by $2.7 million in net new nonperforming assets during the fourth quarter. The loan loss allowance totaled 1.14% of total loans at year-end 2007, which was unchanged from the prior quarter-end and the prior year-end. The year-end loan loss allowance included impaired loan reserves totaling $1.2 million, compared to $0.6 million at the end of the third quarter.

Total deposits increased by $301 million in 2007, including acquired Factory Point deposits. Organic deposit growth in 2007 totaled $25 million (2%) due to growth of $49 million (6%) in core non-maturity deposit balances. Berkshire allowed expensive time deposits to decrease as loan growth declined, and the Company promoted non-time accounts to take advantage of more favorable cost and cross sale characteristics. Total borrowings decreased by $11 million in 2007,

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with the increase relating to the Factory Point acquisition being more than offset by the third quarter balance sheet deleveraging.

Stockholders' equity increased in 2007 primarily due to $63 million recorded in conjunction with the Factory Point acquisition, including the issuance of 1.91 million common shares. Goodwill increased by $57 million, primarily due to the Factory Point acquisition. Total book value per share increased to $31.15, while tangible book value per share decreased to $13.82. The ratio of total equity to assets increased to 13.0% reflecting the benefit of the new shares issued and the balance sheet deleveraging. The ratio of tangible equity to assets decreased to 6.2% due primarily to the additional goodwill recognized. Net income of $14 million in 2007 was primarily used for dividends of $5 million and treasury stock buybacks of $8 million. In the fourth quarter, the Company repurchased 270,000 shares at an average price of $26.55 per share.

RESULTS OF OPERATIONS
---------------------

Most major categories of income and expense increased in 2007 compared to 2006, due to the acquisition of five affiliated insurance agencies in the fourth quarter of 2006 and Factory Point Bancorp near the end of the third quarter of 2007. Net income in both years was reduced by net non-core charges. Non-core charges in 2007 included $3.8 million related to the balance sheet restructuring in the third quarter, $1.7 million in expenses related to the Factory Point acquisition, and $1.3 million in other restructuring expenses. All per share 2007 income measures included 1.9 million in additional shares issued for the Factory Point acquisition in September.

Net interest income increased by $3.7 million (6%) for 2007 and by $2.6 million (17%) for the fourth quarter, compared to the prior year periods. These increases reflected both the Factory Point acquisition and organic growth. Also, the net interest margin increased to 3.38% in the most recent quarter, the highest result in fourteen quarters. This reflected the benefit of the third quarter balance sheet restructuring, the Factory Point acquisition, and revised pricing strategies. Berkshire's interest rate risk was modestly liability sensitive at year-end.

Total fee income increased by $13.1 million (97%) in 2007 compared to 2006, and year-to-year fourth quarter fee income increased by $2.0 million (45%), reflecting the benefit of organic growth and the insurance and bank acquisitions. Insurance fee income increased by $10 million to $13.7 million for the year. Total core non-interest income increased to 31% of core revenues in 2007, compared to 20% in 2006, reflecting Berkshire's goal of diversifying its revenue stream. The $3.8 million in total 2007 charges recorded to non-interest income represented net costs for the third quarter balance sheet restructuring, which boosted fourth quarter net interest income and also improved Berkshire's capital, liquidity, and interest rate sensitivity position.

Berkshire had boosted its loan loss allowance from 0.92% of loans to 1.14% of loans in 2006 in recognition that the benign credit environment of the previous several years was ending. The Company recorded a $7.9 million loan loss provision in 2006 to accomplish this increase. In 2007, Berkshire maintained its allowance at 1.14% of loans and the resulting provision was $4.3 million. The lower provision in 2007 also reflected the impact of residential mortgage sales, commercial loan outplacements, and lower organic loan portfolio growth. The provision in 2007

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included a $2.5 million fourth quarter charge related to the one commercial loan previously mentioned. In addition to the contribution from the provision, the loan loss allowance also increased by $4.5 million in 2007 due to the inclusion of the Factory Point loan loss allowance.

Total non-interest expense increased by $16.6 million (34%) in 2007, and year-to-year fourth quarter non-interest expense increased by $3.7 million (26%). These increases primarily resulted from the bank and insurance acquisitions. The cost of the New York de novo branch program increased by $1.8 million ($0.11 per share after tax) due to recent branch expansion. Expenses in 2007 also included approximately $775 thousand ($0.05 per share after tax) for the costs of the Company's branding program. The effective income tax rate decreased to 28% in 2007 from 30% in 2006 due to higher tax exempt revenue sources and the availability of tax credits. The year-to-year fourth quarter effective income tax rate declined to 20% from 32% due primarily to the impact of the commercial loan writedown in 2007.

CONFERENCE CALL
---------------

Berkshire will conduct a conference call at 10:00 A.M. eastern time on Friday, January 25, 2008. President and Chief Executive Officer Michael P. Daly and Executive Vice President and Chief Financial Officer Kevin P. Riley will discuss highlights of the Company's fourth quarter and year-end financial results, along with guidance about expected financial results. Information about the conference call follows:

         Dial-in:              1-800-860-2442
         Replay Dial-in:       1-877-344-7529
         Replay Passcode:      414744
         Replay Dates:         January 25, 2008 at 12:00 P.M. (noon ET) through
                               February 2, 2008 at 9:00 A.M. (ET)
         Webcast replay:       www.berkshirebank.com
                               ---------------------

All interested parties are welcome to access the conference call and are requested to call in a few minutes prior to 10:00 A.M. (ET) to register for the event. After the presentation by Messrs. Daly and Riley there will be an opportunity for questions and answers. Live access to the call on a listen only basis will also be available on the Internet at the Company's website at www.berkshirebank.com by clicking on the Investor Relations link and then
---------------------
selecting the Webcast link on the Corporate Profile page. A replay of the call will also be available at the website for an extended period of time.

BACKGROUND
----------

Berkshire Hills Bancorp is the holding company for Berkshire Bank - AMERICA'S MOST EXCITING BANK(SM). Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts, Northeastern New York and Southern Vermont. The Bank is transitioning into a regional bank, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services and

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investment products. For more information on Berkshire Hills Bancorp or
Berkshire Bank, visit www.berkshirebank.com or call 800-773-5601.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." These statements are based on the beliefs and expectations of management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties, and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; the quality or composition of the loan and investment portfolios; and the achievement of anticipated future earnings benefits from recent acquisitions. In addition, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse governmental or regulatory policies may be enacted; the risks associated with continued diversification of assets and adverse changes to credit quality; and difficulties associated with achieving expected future financial results. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
---------------------------

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company's management uses certain non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results, performance trends, and financial condition. These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables and elsewhere in this release. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends during the current fiscal period, and compared to the prior fiscal period. The core earnings measure is not intended to substitute for GAAP net income, but is an additional measure that the Company uses and believes is useful for understanding its operating results. During the third quarter of 2006, the Company identified charges related to the balance sheet repositioning and to the loan loss allowance adjustment as non-core in the computation of core earnings. The Company views these charges as infrequent and not specifically related to the Company's operating activities during the year. During the third quarter of 2007, the Company identified charges in conjunction with the acquisition of Factory Point Bancorp as non-core in the computation of core earnings. These charges included indirect merger costs and balance sheet deleveraging costs. Additionally, expense restructuring costs were deemed as non-core.

                                      # # #

CONTACTS
--------

Kevin P. Riley
Executive Vice President and Chief Financial Officer
413-236-3195

David H. Gonci
Corporate Finance Officer
413-281-1973


                             BERKSHIRE HILLS BANCORP
                     CONSOLIDATED BALANCE SHEETS - UNAUDITED
----------------------------------------------------------------------------------------------------------------------
                                                                 December 31,         September 30,       December 31,
----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                       2007                 2007                2006
----------------------------------------------------------------------------------------------------------------------
ASSETS
Total cash and cash equivalents                                 $    41,142          $    33,882          $    30,985
Securities available for sale, at fair value                        219,041              194,374              194,206
Securities held to maturity, at amortized cost                       39,456               41,978               39,968

Residential mortgages                                               657,045              658,594              599,273
Commercial mortgages                                                704,764              694,650              567,074
Commercial business loans                                           203,564              203,594              189,758
Consumer loans                                                      378,643              381,688              342,882
----------------------------------------------------------------------------------------------------------------------
Total loans                                                       1,944,016            1,938,526            1,698,987
Less: Allowance for loan losses                                     (22,116)             (22,108)             (19,370)
----------------------------------------------------------------------------------------------------------------------
Net loans                                                         1,921,900            1,916,418            1,679,617

Premises and equipment, net                                          38,806               38,578               29,130
Goodwill                                                            161,632              161,296              104,531
Other intangible assets                                              20,820               21,876               16,810
Cash surrender value of life insurance policies                      35,316               35,027               30,338
Other assets                                                         35,319               28,633               24,057
----------------------------------------------------------------------------------------------------------------------
Total assets                                                    $ 2,513,432          $ 2,472,062          $ 2,149,642
----------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                                 $   231,994          $   228,731          $   178,109
NOW deposits                                                        213,150              207,326              153,087
Money market deposits                                               439,341              388,251              297,155
Savings deposits                                                    210,186              212,065              202,213
----------------------------------------------------------------------------------------------------------------------
Total non-maturity deposits                                       1,094,671            1,036,373              830,564
Brokered time deposits                                               21,497               26,578               41,741
Other time deposits                                                 706,395              733,193              649,633
---------------------------------------------------------------------------------------------------------------------
Total time deposits                                                 727,892              759,771              691,374
----------------------------------------------------------------------------------------------------------------------
Total deposits                                                    1,822,563            1,796,144            1,521,938
----------------------------------------------------------------------------------------------------------------------

Borrowings                                                          334,474              316,095              345,005
Junior subordinated debentures                                       15,464               15,464               15,464
Other liabilities                                                    14,094               13,713                9,074
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                 2,186,595            2,141,416            1,891,481

Total stockholders' equity                                          326,837              330,646              258,161
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                      $ 2,513,432          $ 2,472,062          $ 2,149,642
----------------------------------------------------------------------------------------------------------------------

                             BERKSHIRE HILLS BANCORP
                CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED
-----------------------------------------------------------------------------------------------------------------------------------
                                  LOAN ANALYSIS
                                  -------------
                                                   December 31,                           September 30,                 December 31,
                                                       2007                                  2007                           2006
                                    -----------------------------------------     ---------------------------------    -------------
                                                   (1) Q4
                                                  annualize       (2) 2007                    (3) Acq.
                                                   organic         organic                      FAPB      Total w/o
(DOLLARS IN MILLIONS)                 Balance    growth rate      growth rate     Balance      balance      FAPB          Balance
-----------------------------------------------------------------------------------------------------------------------------------
Residential mortgages:
1 - 4 Family                         $   610          (1) %             5 %      $    612      $  64     $   548          $   567
Construction                              47           -               31              47          5          42               32
-----------------------------------------------------------------------------------------------------------------------------------
Total residential mortgages              657          (1)               7             659         69         590              599

Commercial mortgages:
Construction                             125         (60)              (8)            147          6         141              130
Single and multi-family                   69          45                6              62          -          62               65
Other commercial mortgages               510          19               13             487         91         396              372
-----------------------------------------------------------------------------------------------------------------------------------
Total commercial mortgages               704           5                7             696         97         599              567

Commercial business loans                204           -              (13)            204         39         165              190
-----------------------------------------------------------------------------------------------------------------------------------
Total commercial loans                   908           4                2             900        136         764              757

Consumer loans:
Auto                                     197         (17)              (1)            206          3         203              196
Home equity and other                    182          18                4             174         29         145              147
-----------------------------------------------------------------------------------------------------------------------------------
Total consumer loans                     379          (1)               1             380         32         348              343
-----------------------------------------------------------------------------------------------------------------------------------
Total loans                          $ 1,944           1 %              3 %      $  1,939      $ 237     $ 1,702          $ 1,699
-----------------------------------------------------------------------------------------------------------------------------------

                                DEPOSIT ANALYSIS
                                ----------------
                                                   December 31,                           September 30,                 December 31,
                                                       2007                                  2007                           2006
                                    -----------------------------------------     ---------------------------------    -------------
                                                   (1) Q4
                                                  annualize       (2) 2007                    (3) Acq.
                                                   organic         organic                      FAPB      Total w/o
(DOLLARS IN MILLIONS)                 Balance    growth rate      growth rate     Balance      balance      FAPB          Balance
-----------------------------------------------------------------------------------------------------------------------------------
Demand                               $   232           5 %              4 %      $    229      $  46     $   183          $   178
NOW                                      213          12               (5)            207         67         140              153
Money market                             439          29               19             388         64         324              297
Savings                                  211          (2)              (3)            212         16         196              202
-----------------------------------------------------------------------------------------------------------------------------------
Total non-maturity deposits            1,095          14                6           1,036        193         843              830

Time less than $100,000                  409         (14)              (4)            424         54         370              370
Time $100,000 or more                    298         (14)              (3)            309         27         282              280
Brokered time                             21           -                -              27          -          27               42
-----------------------------------------------------------------------------------------------------------------------------------
Total time deposits                      728         (14)              (3)            760         81         679              692
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                       $ 1,823           2 %              2 %      $  1,796      $ 274     $ 1,522          $ 1,522
-----------------------------------------------------------------------------------------------------------------------------------
(1)   Q4 annualized and 2007 organic growth rates for deposits exclude the $22.7 million in Factory Point Bancorp, Inc. ("FAPB")
      repurchase liabilities that were converted to deposit accounts in the 4th quarter of 2007 and the brokered time deposit run-off of $6 million for the 4th quarter and $21 million for the full year.
(2)   2007 organic growth rates exclude the FAPB acquired balances and $50 million in residential mortgage loans sold in September.
(3)   FAPB loans and deposits were acquired on September 21, 2007.

                             BERKSHIRE HILLS BANCORP
                  CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
-------------------------------------------------------------------------------------------------------------------------------

                                                                      Three Months Ended                    Years Ended
                                                                         December 31,                       December 31,
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              2007             2006              2007            2006
-------------------------------------------------------------------------------------------     -------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                            $  32,666     $  28,076         $  120,059    $  100,837
Securities and other                                                 3,183         3,305             11,885        17,214
-------------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                  35,849        31,381            131,944       118,051
INTEREST EXPENSE
Deposits                                                            13,749        11,679             50,597        41,044
Borrowings and junior subordinated debentures                        3,882         4,131             17,422        16,767
-------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                              17,631        15,810             68,019        57,811
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                 18,218        15,571             63,925        60,240
NON-INTEREST INCOME
Insurance commissions and fees                                       2,290         1,645             13,728         3,757
Deposit service fees                                                 2,620         1,800              7,747         5,803
Wealth management fees                                               1,476           877              4,407         3,287
Loan service fees                                                       91           132                772           692
-------------------------------------------------------------------------------------------------------------------------------
Total fee income                                                     6,477         4,454             26,654        13,539
Other                                                                  551           453              1,710         1,639
Gain (loss) on sale of securities, net                                   -           924               (591)       (3,130)
Loss on prepayment of borrowings, net                                    -             -             (1,180)            -
Gain (loss) on sale of loans, net                                       41             -             (1,950)            -
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                            7,069         5,831             24,643        12,048
-------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUE                                                   25,287        21,402             88,568        72,288
PROVISION FOR LOAN LOSSES                                            3,060           785              4,300         7,860
NON-INTEREST EXPENSE
Salaries and employee benefits                                       9,386         7,296             34,018        24,708
Occupancy and equipment                                              2,656         2,061              9,945         7,699
Marketing, data processing, and professional services                2,275         1,791              8,598         6,648
Non-recurring expense                                                1,198         1,125              2,956         1,510
Amortization of intangible assets                                    1,050           601              3,058         2,035
Other                                                                1,828         1,778              6,919         6,268
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                          18,393        14,652             65,494        48,868
-------------------------------------------------------------------------------------------------------------------------------

Income from continuing operations before income taxes                3,834         5,965             18,774        15,560
Income tax expense                                                     761         1,880              5,239         4,668
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS                                3,073         4,085             13,535        10,892
Income from discontinued operations before income taxes                  -            29                  -           606
Income tax expense                                                       -            11                  -           235
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM DISCONTINUED OPERATIONS                                  -            18                  -           371
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $   3,073     $   4,103         $   13,535    $   11,263
-------------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
Continuing operations                                            $    0.29     $    0.48         $     1.47    $     1.28
Discontinued operations                                                  -             -                  -          0.04
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                            $    0.29     $    0.48         $     1.47    $     1.32
-------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Continuing operations                                            $    0.29     $    0.47         $     1.44    $     1.25
Discontinued operations                                                  -             -                  -          0.04
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                            $    0.29     $    0.47         $     1.44    $     1.29
-------------------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding
Basic                                                               10,524         8,599              9,223         8,538
Diluted                                                             10,664         8,823              9,370         8,726


                             BERKSHIRE HILLS BANCORP
                  CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Quarters Ended
----------------------------------------------------------------------------------------------------------------------------------
                                                             Dec. 31,     Sept. 30,       June 30,       Mar. 31,      Dec. 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                          2007          2007           2007           2007          2006
----------------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                        $ 32,666      $ 29,719       $ 29,152       $ 28,522      $ 28,076
Securities and other                                            3,183         2,912          2,842          2,948         3,305
----------------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                             35,849        32,631         31,994         31,470        31,381
INTEREST EXPENSE
Deposits                                                       13,749        12,581         12,318         11,949        11,679
Borrowings and junior subordinated debentures                   3,882         4,571          4,638          4,331         4,131
----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                         17,631        17,152         16,956         16,280        15,810
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                            18,218        15,479         15,038         15,190        15,571
NON-INTEREST INCOME
Insurance commissions and fees                                  2,290         2,661          3,786          4,991         1,645
Deposit service fees                                            2,620         1,825          1,788          1,514         1,800
Wealth management fees                                          1,476         1,044            968            919           877
Loan service fees                                                  91           324             48            309           132
----------------------------------------------------------------------------------------------------------------------------------
Total fee income                                                6,477         5,854          6,590          7,733         4,454
Other                                                             551           433            303            423           453
(Loss) gain on sale of securities, net                              -          (672)             -             81           924
Loss on prepayment of borrowings, net                               -        (1,180)             -              -             -
Gain (loss) on sale of loans, net                                  41        (1,991)             -              -             -
----------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                       7,069         2,444          6,893          8,237         5,831
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUE                                              25,287        17,923         21,931         23,427        21,402
PROVISION FOR LOAN LOSSES                                       3,060           390            100            750           785
NON-INTEREST EXPENSE
Salaries and employee benefits                                  9,386         7,891          8,230          8,511         7,296
Occupancy and equipment                                         2,656         2,418          2,385          2,486         2,061
Marketing, data processing, and professional services           2,275         2,260          2,116          1,947         1,791
Non-recurring expense                                           1,198         1,606              -            153         1,125
Amortization of intangible assets                               1,050           684            662            662           601
Other                                                           1,828         1,730          1,710          1,650         1,778
----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                     18,393        16,589         15,103         15,409        14,652
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes           3,834           944          6,728          7,268         5,965
Income tax expense                                                761             -          2,152          2,326         1,880
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS                           3,073           944          4,576          4,942         4,085
Income from discontinued operations before income taxes             -             -              -              -            29
Income tax expense                                                  -             -              -              -            11
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM DISCONTINUED OPERATIONS                             -             -              -              -            18
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $  3,073      $    944       $  4,576       $  4,942      $  4,103
----------------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
Continuing operations                                        $   0.29      $   0.11       $   0.52       $   0.57      $   0.48
Discontinued operations                                             -             -              -              -             -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                        $   0.29      $   0.11       $   0.52       $   0.57      $   0.48
----------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Continuing operations                                        $   0.29      $   0.10       $   0.52       $   0.56      $   0.47
Discontinued operations                                             -             -              -              -             -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                        $   0.29      $   0.10       $   0.52       $   0.56      $   0.47
----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding
Basic                                                          10,524         8,922          8,732          8,662         8,599
Diluted                                                        10,664         9,045          8,875          8,842         8,823


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                             ASSET QUALITY ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                              Dec. 31,       Sept. 30,      June 30,      Mar. 31,       Dec. 31,
(DOLLARS IN THOUSANDS)                                          2007           2007          2007           2007           2006
------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS
Nonaccruing loans:
Residential mortgages                                          $    726       $    623      $    533       $     22       $     15
Commercial mortgages                                              5,177          4,977         1,580          1,346            308
Commercial business loans                                         4,164          5,553         6,816          7,049          7,203
Consumer loans                                                      441            274           210            124             66
------------------------------------------------------------------------------------------------------------------------------------
Total nonaccruing loans                                          10,508         11,427         9,139          8,541          7,592
Real estate owned                                                   866            348             -              -              -
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                     $ 11,374       $ 11,775      $  9,139       $  8,541       $  7,592
------------------------------------------------------------------------------------------------------------------------------------

Total nonperforming loans/total loans                              0.54%          0.59%         0.53%          0.49%          0.45%
Total nonperforming assets/total assets                            0.45%          0.48%         0.42%          0.39%          0.35%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                                 $ 22,108       $ 19,151      $ 19,652       $ 19,370       $ 19,154
Charged-off loans                                                (3,117)        (1,954)         (678)          (627)          (754)
Recoveries on charged-off loans                                      65             68            77            159            185
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                            (3,052)        (1,886)         (601)          (468)          (569)
Acquired allowance                                                    -          4,453             -              -              -
Provision for loan losses                                         3,060            390           100            750            785
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                       $ 22,116       $ 22,108      $ 19,151       $ 19,652       $ 19,370
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses/nonperforming loans                       210%           193%          210%           230%           255%
Allowance for loan losses/total loans                              1.14%          1.14%         1.11%          1.14%          1.14%

NET LOAN CHARGE-OFFS
Residential mortgages                                          $      -       $      -      $      -       $      -       $      -
Commercial mortgages                                                  -              -             -              -              -
Commercial business loans                                        (2,683)        (1,497)         (406)          (251)          (420)
Consumer loans                                                     (369)          (389)         (195)          (217)          (149)
------------------------------------------------------------------------------------------------------------------------------------
Total net                                                      $ (3,052)      $ (1,886)     $   (601)      $   (468)      $   (569)
------------------------------------------------------------------------------------------------------------------------------------

Net charge-offs (YTD annualized)/average loans                     0.34%          0.23%         0.12%          0.11%          0.07%

AVERAGE FICO SCORES OF CONSUMER
AUTOMOBILE LOANS                                                    730            729           730            728            726

DELINQUENT LOANS / TOTAL LOANS
30-90 Days delinquent                                              0.39%          0.60%         0.29%          0.28%          0.24%
90 + Days delinquent and still accruing                            0.04%          0.11%         0.07%          0.10%          0.02%
------------------------------------------------------------------------------------------------------------------------------------
Total accruing delinquent loans                                    0.43%          0.71%         0.36%          0.38%          0.26%

Nonaccruing loans                                                  0.54%          0.59%         0.53%          0.49%          0.45%
------------------------------------------------------------------------------------------------------------------------------------
Total delinquent loans                                             0.97%          1.30%         0.89%          0.87%          0.71%
------------------------------------------------------------------------------------------------------------------------------------

                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                          SELECTED FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                At or for the Quarters Ended
                                                      -------------------------------------------------------------------------
                                                           Dec. 31,     Sept. 30,        June 30,     Mar. 31,       Dec. 31,
                                                            2007          2007             2007         2007          2006
                                                      -------------------------------------------------------------------------
   PERFORMANCE RATIOS
       Core return on tangible assets                        0.78 %        0.93 %         0.97 %        1.07 %         0.91 %
       Return on total assets                                0.50          0.18           0.84          0.92           0.77
       Core return on tangible equity                       12.10         13.04          13.75         15.40          12.97
       Return on total equity                                3.74          1.44           6.86          7.57           6.38
       Net interest margin, fully taxable equivalent         3.38          3.20           3.15          3.24           3.31
       Core tangible non-interest income to assets           1.23          1.21           1.33          1.60           0.97
       Non-interest income to assets                         1.14          0.44           1.26          1.53           1.09
       Core tangible non-interest expense to assets          2.80          2.74           2.80          2.87           2.54
       Non-interest expense to assets                        2.95          3.00           2.76          2.86           2.73
       Efficiency ratio                                     62.51         64.13          64.27         61.07          61.42

   ANNUALIZED YEAR-TO-DATE ORGANIC GROWTH
       Total loans                                              3 %           4 %            - %           7 %           20 %
       Total deposits                                           2             -             (2)            3             11

   FINANCIAL DATA   (IN MILLIONS)
       Total assets                                       $ 2,513       $ 2,472        $ 2,170       $ 2,175        $ 2,150
       Total loans                                          1,944         1,939          1,730         1,730          1,699
       Total intangible assets                                182           183            121           121            121
       Total deposits                                       1,823         1,796          1,529         1,535          1,522
       Total stockholders' equity                             327           331            266           263            258
       Total core income                                      3.8           4.4            4.6           5.0            4.2
       Total net income                                       3.1           0.9            4.6           4.9            4.1

   ASSET QUALITY RATIOS
       Net charge-offs (YTD annualized)/average loans        0.34 %        0.23 %        0.12  %        0.11 %         0.07 %
       Non-performing assets/total assets                    0.45          0.48           0.42          0.39           0.35
       Loan loss allowance/total loans                       1.14          1.14           1.11          1.14           1.14
       Loan loss allowance/nonperforming loans               2.10 x        1.93 x         2.10 x        2.30 x         2.55 x

   PER SHARE DATA
       Core earnings, diluted                             $  0.36       $  0.49        $  0.52       $  0.56        $  0.48
       Net earnings, diluted                                 0.29          0.10           0.52          0.56           0.47
       Tangible book value                                  13.82         13.79          16.40         16.13          15.70
       Total book value                                     31.15         30.82          30.12         29.87          29.63
       Market price at period end                           26.00         30.23          31.51         33.65          33.46
       Dividends                                             0.15          0.15           0.14          0.14           0.14

   CAPITAL RATIOS
       Stockholders' equity to total assets                 13.00 %       13.38 %       12.28  %       12.10  %       12.01 %
       Tangible stockholders' equity to tangible assets      6.22          6.47           7.08          6.92           6.75
   ----------------------------------------------------------------------------------------------------------------------------

   (1) Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9. Tangible assets are total assets less total intangible assets.
   (2) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
   (3) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
   (4) The Dec. 31, 2007 and Sept. 30, 2007 total loan annualized year-to-date organic growth calculations both exclude the acquired FAPB balances and $50 million in residential mortgage loans sold during September.
   (5) The Dec. 31, 2007 and Sept. 30, 2007 total deposit annualized year-to-date organic growth calculations both exclude the acquired FAPB balances, $22.7 million in repurchase liabilities converted to deposit accounts, and $21 million in brokered time deposit run-off.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                                AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Quarters Ended
                                            ----------------------------------------------------------------------------------------
                                                   Dec. 31,          Sept. 30,          June 30,          Mar. 31,          Dec. 31,
(IN THOUSANDS)                                       2007              2007               2007              2007              2006
                                            ----------------------------------------------------------------------------------------
ASSETS
Loans
Residential mortgages                           $   661,937       $   634,374        $   612,289       $   603,858       $   592,016
Commercial mortgages                                694,339           608,891            593,134           577,645           547,096
Commercial business loans                           203,539           171,334            191,967           188,194           187,997
Consumer loans                                      381,401           349,311            344,069           340,563           341,311
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                       1,941,216         1,763,910          1,741,459         1,710,260         1,668,420
Securities                                          254,847           224,207            228,471           231,035           259,838
Short-term investments                                4,526             4,511              5,232             1,915            16,343
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                              2,200,589         1,992,628          1,975,162         1,943,210         1,944,601
Intangible assets                                   183,902           126,797            120,698           121,059           115,580
Other assets                                        105,525            93,165             91,320            91,298            88,125
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $ 2,490,016       $ 2,212,590        $ 2,187,180       $ 2,155,567       $ 2,148,306
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
NOW                                             $   207,671       $   141,529        $   140,089       $   142,403       $   138,293
Money market                                        422,514           329,943            309,675           294,015           299,927
Savings                                             212,760           198,372            195,551           199,517           204,104
Time                                                749,785           701,062            703,595           702,554           686,818
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                   1,592,730         1,370,906          1,348,910         1,338,489         1,329,142
Borrowings and debentures                           327,383           374,537            386,044           375,730           371,201
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                1,920,113         1,745,443          1,734,954         1,714,219         1,700,343
Non-interest-bearing demand deposits                225,507           186,654            178,356           170,819           178,756
Other liabilities                                    11,267             4,298              7,359             8,456            10,511
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                 2,156,887         1,936,395          1,920,669         1,893,494         1,889,610

Stockholders' equity                                333,129           276,195            266,511           262,073           258,696
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity      $ 2,490,016       $ 2,212,590        $ 2,187,180       $ 2,155,567       $ 2,148,306
------------------------------------------------------------------------------------------------------------------------------------


SUPPLEMENTARY DATA
Total non-maturity deposits                     $ 1,068,452       $   856,498        $   823,671       $   806,754       $   821,080
Total deposits                                    1,818,237         1,557,560          1,527,266         1,509,308         1,507,898
Fully taxable equivalent income adj.                    541               533                540               553               566
------------------------------------------------------------------------------------------------------------------------------------

(1) Average balances for securities available-for-sale are based on amortized cost.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
             AVERAGE YIELDS (Fully Taxable Equivalent - Annualized)
-------------------------------------------------------------------------------------------------------------------

                                                                        Quarters Ended
                                     ------------------------------------------------------------------------------
                                          Dec. 31,        Sept. 30,        June 30,        Mar. 31,       Dec. 31,
                                           2007              2007            2007            2007           2006
                                     ------------------------------------------------------------------------------
Earning assets
Loans
Residential mortgages                       5.54  %         5.35  %         5.36  %          5.29  %        5.29  %
Commercial mortgages                        7.34            7.49            7.55             7.47           7.57
Commercial business loans                   7.68            8.06            7.81             8.09           7.98
Consumer loans                              6.91            7.03            6.98             6.97           7.01
Total loans                                 6.68            6.68            6.71             6.76           6.68
Securities                                  5.85            6.15            5.92             6.06           5.64
Total earning assets                        6.56            6.70            6.63             6.63           6.52

Funding liabilities
Deposits
NOW                                         1.39            1.40            1.50             1.54           1.23
Money Market                                3.41            3.67            3.73             3.63           3.61
Savings                                     1.10            1.17            1.08             1.06           1.03
Time                                        4.65            4.69            4.78             4.77           4.62
Total interest-bearing deposits             3.42            3.64            3.66             3.62           3.49
Borrowings and debentures                   4.70            4.84            4.82             4.67           4.42
Total interest-bearing liabilities          3.64            3.90            3.92             3.85           3.69

Net interest spread                         2.92            2.80            2.71             2.78           2.83
Net interest margin                         3.38            3.20            3.15             3.24           3.31

Cost of funds                               3.26            3.52            3.55             3.50           3.34
Cost of deposits                            3.00            3.20            3.24             3.21           3.07
------------------------------------------------------------------------------------------------------------------

(1) Average balances and yields for securities available-for-sale are based on amortized cost.
(2) Cost of funds includes all deposits and borrowings.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                            Dec. 31,       Sept. 30,       June 30,       Mar. 31,        Dec. 31,
(DOLLARS IN THOUSANDS)                                       2007            2007           2007           2007             2006
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   $  3,073        $    944       $  4,576       $  4,942       $  4,103
Adj: Loss (gain) on sale of securities, net                         -             672              -            (81)          (924)
Adj: Loss on prepayment of borrowings, net                          -           1,180              -              -              -
Adj: Loss on sale of loans, net                                     -           1,991              -              -              -
Less: Income from discontinued operations                           -               -              -              -            (29)
Plus: Other non-recurring expense                               1,198           1,606              -            153          1,125
Adj:  Income taxes                                               (468)         (1,995)             -            (29)           (57)
------------------------------------------------------------------------------------------------------------------------------------
Core income                                            (A)      3,803           4,398          4,576          4,985          4,218
Plus: Amort. of intangible assets (net of taxes)                  704             458            444            444            403
------------------------------------------------------------------------------------------------------------------------------------
Tangible core income                                   (B)   $  4,507        $  4,856       $  5,020       $  5,429       $  4,621
------------------------------------------------------------------------------------------------------------------------------------

Total non-interest income                                    $  7,069        $  2,444       $  6,893       $  8,237       $  5,831
Adj: Loss (gain) on sale of securities, net                         -             672              -            (81)          (924)
Adj: Loss on prepayment of borrowings, net                          -           1,180              -              -              -
Adj: Loss on sale of loans, net                                     -           1,991              -              -              -
------------------------------------------------------------------------------------------------------------------------------------
Total core non-interest income                         (C)      7,069           6,287          6,893          8,156          4,907
Net interest income                                            18,218          15,479         15,038         15,190         15,571
------------------------------------------------------------------------------------------------------------------------------------
Total core revenue                                     (D)   $ 25,287        $ 21,766       $ 21,931       $ 23,346       $ 20,478
------------------------------------------------------------------------------------------------------------------------------------

Total non-interest expense                                   $ 18,393        $ 16,589       $ 15,103       $ 15,409       $ 14,652
Less:  Other non-recurring expense                             (1,198)         (1,606)             -           (153)        (1,125)
------------------------------------------------------------------------------------------------------------------------------------
Core non-interest expense                              (E)     17,195          14,983         15,103         15,256         13,527
Less: Amortization of intangible assets                        (1,050)           (684)          (662)          (662)          (601)
------------------------------------------------------------------------------------------------------------------------------------
Total core tangible non-interest expense               (F)   $ 16,145        $ 14,299       $ 14,441       $ 14,594       $ 12,926
------------------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Total average assets                                         $  2,490        $  2,213       $  2,187       $  2,156        $ 2,148
Less:  Average intangible assets                                 (184)           (127)          (121)          (121)          (116)
------------------------------------------------------------------------------------------------------------------------------------
Total average tangible assets                          (G)   $  2,306        $  2,086       $  2,066       $  2,035        $ 2,032
------------------------------------------------------------------------------------------------------------------------------------

Total average stockholders' equity                           $    333        $    276       $    267       $    262        $   259
Less:  Average intangible assets                                 (184)           (127)          (121)          (121)          (116)
------------------------------------------------------------------------------------------------------------------------------------
Total average tangible stockholders' equity            (H)   $    149        $    149       $    146       $    141        $   143
------------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity, period-end                       $    327        $    331       $    266       $    263        $   258
Less:  Intangible assets, period-end                             (182)           (183)          (121)          (121)          (121)
------------------------------------------------------------------------------------------------------------------------------------
Total tangible stockholders' equity, period-end        (I)   $    145        $    148       $    145       $    142        $   137
------------------------------------------------------------------------------------------------------------------------------------

Total shares outstanding, period-end (thousands)       (J)     10,493          10,729          8,842          8,807          8,713
Average diluted shares outstanding (THOUSANDS)         (K)     10,664           9,045          8,875          8,842          8,823

Core earnings per share                              (A/K)   $   0.36        $   0.49       $   0.52       $   0.56        $  0.48
Tangible book value per share                        (I/J)   $  13.82        $  13.79       $  16.40       $  16.13        $ 15.70

Core return on tangible assets                       (B/G)       0.78 %          0.93 %         0.97 %         1.07 %         0.91 %
Core return on tangible equity                       (B/H)      12.10           13.04          13.75          15.40          12.97
Core tangible non-interest income to assets          (C/G)       1.23            1.21           1.33           1.60           0.97
Core tangible non-interest exp to assets             (F/G)       2.80            2.74           2.80           2.87           2.54
Efficiency ratio                                                62.51           64.13          64.27          61.07          61.42
------------------------------------------------------------------------------------------------------------------------------------

(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)   Quarterly data may not sum to year-to-date data due to rounding.

                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
------------------------------------------------------------------------------------------------------------

                                                                                       For Years Ended
------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
(DOLLARS IN THOUSANDS)                                                              2007             2006
------------------------------------------------------------------------------------------------------------
Net income                                                                         $ 13,535        $ 11,263
Adj: Loss on sale of securities, net                                                    591           3,130
Adj: Loss on prepayment of borrowings, net                                            1,180               -
Adj: Loss on sale of loans, net                                                       1,991               -
Less: Income from discontinued operations                                                 -            (606)
Plus: Loan loss allowance pool adjustment                                                 -           5,512
Plus: Other non-recurring expense                                                     2,956           1,510
Adj:  Income taxes                                                                   (2,492)         (3,252)
------------------------------------------------------------------------------------------------------------
Core income                                                            (A)           17,761          17,557
Plus: Amort. intangible assets (net of taxes)                                         2,050           1,363
------------------------------------------------------------------------------------------------------------
Tangible core income                                                   (B)         $ 19,811        $ 18,920
------------------------------------------------------------------------------------------------------------

Total non-interest income                                                          $ 24,643        $ 12,048
Adj: Loss on sale of securities, net                                                    591           3,130
Adj: Loss on prepayment of borrowings, net                                            1,180               -
Adj: Loss on sale of loans, net                                                       1,991               -
------------------------------------------------------------------------------------------------------------
Total core non-interest income                                         (C)           28,405          15,178
Net interest income                                                                  63,925          60,240
------------------------------------------------------------------------------------------------------------
Total core revenue                                                     (D)         $ 92,330        $ 75,418
------------------------------------------------------------------------------------------------------------

Total non-interest expense                                                         $ 65,494        $ 48,868
Less:  Other non-recurring expense                                                   (2,956)         (1,510)
------------------------------------------------------------------------------------------------------------
Core non-interest expense                                              (E)           62,538          47,358
Less: Amortization of intangible assets                                              (3,058)         (2,035)
------------------------------------------------------------------------------------------------------------
Total core tangible non-interest expense                               (F)         $ 59,480        $ 45,323
------------------------------------------------------------------------------------------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Total average assets                                                               $  2,262        $  2,116
Less:  Average intangible assets                                                       (138)           (103)
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Total average tangible assets                                          (G)         $  2,123        $  2,013
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Total average stockholders' equity                                                 $    285        $    256
Less:  Average intangible assets                                                       (138)           (103)
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Total average tangible stockholders' equity                            (H)         $    146        $    153
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Total stockholders' equity, period-end                                             $    327        $    258
Less:  Intangible assets, period-end                                                   (182)           (121)
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Total tangible stockholders' equity, period-end                        (I)         $    145        $    137
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Total shares outstanding, period-end (THOUSANDS)                       (J)           10,493           8,713
Average diluted shares outstanding (THOUSANDS)                         (K)            9,370           8,726

Core earnings per share                                              (A/K)         $   1.90        $   2.00
Tangible book value per share                                        (I/J)         $  13.82        $  15.70

Core return on tangible assets                                       (B/G)             0.93 %          0.94 %
Core return on tangible equity                                       (B/H)            13.55           12.40
Core tangible non-interest income to assets                          (C/G)             1.34            0.75
Core tangible non-interest exp to assets                             (F/G)             2.80            2.25
Efficiency ratio                                                                      62.94           58.46
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
(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)   Quarterly data may not sum to year-to-date data due to rounding.